Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS 2010 SECOND QUARTER RESULTS
6% Increase in Six-Month Revenue Compared to Prior Year
Minneapolis — August 4, 2010 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the three months and six months ended June 30, 2010. Net revenues for the three and six months ended June 30, 2010 were $3,777,000 and $7,777,000, a 9% and 6% increase, respectively, compared to $3,474,000 and $7,315,000 for the same respective periods last year. The company also announced for the three and six months ended June 30, 2010 a net loss of $48,000 and $165,000, or $0.01 and $0.03 per basic and diluted share, respectively. These results represent improvement over the reported net loss of $91,000 and $236,000, or $0.02 and $0.05 per basic and diluted share, respectively, for the same periods last year.
SmartMusic® subscriptions increased to 143,095 as of June 30, 2010, a 29% increase over the June 30, 2009 subscription count of 111,059. SmartMusic subscription and accessory revenue continues to represent an increasing share of the company’s revenue and was $1,315,000 for the three months ended June 30, 2010, a 22% increase over $1,081,000 for the three months ended June 30, 2009. Subscription and accessory revenue was $2,747,000 for the six months ended June 30, 2010, a 19% increase over $2,306,000 during the same period in 2009. Total SmartMusic revenue represented 35% of the company’s total revenue in each of the three and six-month periods ended June 30, 2010 compared to 31% and 32%, respectively, during the three and six-month periods ended June 30, 2009.
The following table illustrates the net new SmartMusic subscription data for the six months ended June 30, 2010:

						Net New
						Subscriptions
						6 months
12/31/2009	New	Renewed	Renewal	Subscriptions	6/30/2010	ended
Subscriptions	Subscriptions	Subscriptions	Rate	Ended	Subscriptions	6/30/2010
133,782	16,981	29,399	79%	37,067	143,095	9,313

MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2010

Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription.
Total SmartMusic educator accounts reached 9,073 as of June 30, 2010, a 5% increase over the 8,616 educator accounts in the prior year. The number of educators that had issued a SmartMusic assignment increased 19%, from 1,994 as of June 30, 2009 to 2,379 as of June 30, 2010. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 1,172 as of June 30, 2010 and the average number of student subscriptions per Gradebook teacher was 44. As of June 30, 2009, the company reported 874 Gradebook teachers and an average number of student subscriptions per teacher of 39. The Gradebook teacher growth reflects a 34% annual increase. The number of SmartMusic site agreements increased from 322 as of December 31, 2009 to 372 as of June 30, 2010. Finally, the company released 48 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in the first quarter of 2010. There were no new titles released during the second quarter of 2010 because newly developed repertoire is being held pending the release of SmartMusic 2011.
Notation revenue increased by $69,000, to $2,462,000, during the second quarter of 2010, compared to $2,393,000 for the same period last year, and increased by $21,000, to $5,030,000, during the six months ended June 30, 2010, compared to $5,009,000 for the same period last year. Notation revenue for the first six months of 2010 was generally comparable to the prior year and increases during the quarter were due to stronger direct sales of our Finale® products and downloads, offset by reductions in our channel sales. The company’s annual Finale upgrade occurred in early June in both years.
Gross profit for the three-month period ended June 30, 2010 increased to $3,206,000, a $207,000 increase compared to the three months ended June 30, 2009 and improved by $271,000, to $6,555,000 for the six months ended June 30, 2010, compared to the same period in 2009. The increase in gross profit resulted from the increase in revenue.
Operating expenses for the three-month period ended June 30, 2010 increased by $206,000, to $3,314,000, and increased by $324,000, to $6,874,000, for the six months ended June 30, 2010, compared to the same respective periods in 2009. These planned increases, primarily in development, were due to an increase in contractor labor to support the release of Finale 2011 and the upcoming release of SmartMusic 2011, which will include

MakeMusic, Inc.
Quarter and Six-Month Results as of June 30, 2010

enhanced SmartMusic Gradebook functionality. Additionally, the company added sales and marketing staff to support its strategic initiatives.
Total cash decreased by $957,000 during the six months ended June 30, 2010, to $7,986,000 as of June 30, 2010. The decrease in cash during the first half of the year is primarily due to the seasonal pattern of the company’s business, increased working capital requirements and the net cash used in investing activities. Working capital requirements increased due to the higher year-end 2009 accounts payable balance, of which $248,000 related to sales tax filings that were paid during the first six months of 2010. Cash of $296,000 was used during the first six months of 2010 for investing activities relating to development activities, primarily to expand SmartMusic repertoire. By comparison, during the first six months of 2009, $502,000 was used in such investing activities.
CEO Ron Raup commented on second quarter results, “Our notation product sales remain strong compared to the second quarter of last year. During the quarter, we released Finale 2011 and have been pleased with our customers’ responses to the features and flexibility it offers composers. SmartMusic metrics were as expected and show continued growth. Overall, our financial results were as anticipated. The increase in operating expenses during the quarter was expected as we invested in the development of summer product releases. We continue to focus our sales and marketing initiatives on the adoption of SmartMusic and have expanded our staffing to support these initiatives. With the combination of our focus on sales and marketing and the price increase effective July 15, 2010, we anticipate steady SmartMusic revenue growth during the remainder of 2010.”
The company will be hosting a conference call today, August 4, 2010, at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 84820644. A replay of the conference call will be available through August 13, 2010. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and voice and the SmartMusic Gradebook™, the web-based student grading and records management system. Further information about the Company can be found at www.makemusic.com.

Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our intent to continue to expand our sales and marketing initiatives and anticipated SmartMusic revenue growth. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, our ability to hire and retain effective sales agents and successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:
-more-

MakeMusic, Inc.
Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months		6 Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Notation revenue	$2,462	$2,393	$5,030	$5,009
SmartMusic revenue	1,315	1,081	2,747	2,306

NET REVENUE	3,777	3,474	7,777	7,315

COST OF REVENUES	571	475	1,222	1,031

GROSS PROFIT	3,206	2,999	6,555	6,284
	85%	86%	84%	86%
OPERATING EXPENSES:
Development expenses	1,402	1,229	2,724	2,508
Selling and marketing expenses	1,035	1,019	2,234	2,150
General and administrative expenses	877	860	1,916	1,892

Total operating expenses	3,314	3,108	6,874	6,550

LOSS FROM OPERATIONS	(108)	(109)	(319)	(266)

Other, net	13	18	40	32
Net loss before income tax	(95)	(91)	(279)	(234)

Income tax (benefit) expense	(47)	0	(114)	2

Net Loss	($48)	($91)	($165)	($236)

Loss per common share:
Basic and diluted	($0.01)	($0.02)	($0.03)	($0.05)

Weighted average common shares outstanding:
Basic and diluted	4,818,295	4,661,923	4,793,334	4,653,215
-more-

MakeMusic, Inc.
Balance Sheets
(In thousands of U.S. dollars, except share data)

	June 30,	December 31,
	2010	2009
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$7,986	$8,943
Accounts receivable (net of allowance of $32 and $33 in 2010 and 2009, respectively)	1,189	1,277
Inventories	282	386
Deferred income taxes, net	1,587	1,587
Prepaid expenses and other current assets	343	294

Total current assets	11,387	12,487

Property and equipment, net	432	533
Capitalized software products, net	2,537	2,645
Goodwill	3,630	3,630
Long term deferred income taxes, net	1,125	977
Other non-current assets	4	6

Total assets	$19,115	$20,278

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	54	$61
Accounts payable	316	726
Accrued compensation	1,004	1,167
Other accrued liabilities	208	297
Post contract support	132	132
Reserve for product returns	465	414
Deferred revenue	2,191	2,913

Total current liabilities	4,370	5,710

Capital lease obligations, net of current portion	7	30
Other long term liabilities	0	8

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000
Issued and outstanding shares — 4,857,503 and 4,756,891 in 2010 and 2009, respectively	49	48
Additional paid-in capital	66,352	65,980
Accumulated deficit	(51,663)	(51,498)

Total shareholders’ equity	14,738	14,530

Total liabilities and shareholders’ equity	$19,115	$20,278

-more-

MakeMusic, Inc.
Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	6 Months
	Ended June 30,
	2010	2009
Cash flows from operating activities
Net loss	($165)	($236)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	508	464
Deferred income taxes, net	(148)	0
Share based compensation	270	185
Net changes in assets and liabilities:
Accounts receivable	88	240
Inventories	104	(41)
Prepaid expenses and other current assets	(49)	(27)
Accounts payable	(410)	(32)
Accrued liabilities and product returns	(209)	0
Deferred revenue	(722)	(534)

Net cash (used in) provided by operating activities	(733)	19

Cash flows from investing activities
Purchases of property and equipment	(72)	(175)
Capitalized development	(224)	(327)

Net cash used in investing activities	(296)	(502)

Cash flows from financing activities
Payments on capital leases	(30)	(13)
Proceeds from exercise of options	102	0

Net cash (used in) provided by financing activities	72	(13)

Net decrease in cash and cash equivalents	(957)	(496)
Cash and cash equivalents, beginning of period	8,943	6,592

Cash and cash equivalents, end of period	$7,986	$6,096

Supplemental disclosure of cash flow information
Interest paid	$4	$5
Income taxes paid	99	2
####